Exhibit 99.1

Mead Johnson Reports Record 2010 Results;
Forecasts Continued Strong Sales Growth and Provides Initial 2011 EPS Guidance

GLENVIEW, Ill.--(BUSINESS WIRE)--January 27, 2011--Mead Johnson Nutrition Company (NYSE: MJN) announced today its financial results for the fourth quarter and year ended Dec. 31, 2010.

  GAAP net earnings rose to $2.20 per diluted share for 2010, up from $1.99 per diluted share in 2009.
  Non-GAAP (1) net earnings for 2010 increased to $2.42 per diluted share, up from $2.23 per diluted share a year earlier.
  Sales for 2010 were up 11 percent to $3,141.6 million from $2,826.5 million in 2009, benefiting by 2 percent from foreign exchange.
  GAAP net earnings totaled $0.48 per diluted share for the fourth quarter of 2010, compared with $0.31 per diluted share for the year-ago fourth quarter.
  Non-GAAP net earnings increased to $0.57 per diluted share for the fourth quarter, up from $0.48 per diluted share in 2009. The increase was driven by strong growth in emerging markets and market share gains in the United States, partially offset by higher commodity costs, demand-generation investments and a shared service cost overlap. Earnings also benefited from lower interest expense and a reduced effective tax rate.
  Sales for the fourth quarter of 2010 were up 13 percent to $803.7 million from $714.4 million a year ago with continued double-digit growth reported in Asia and Latin America and low-single-digit growth for North America and Europe. Foreign exchange contributed 2 percent to sales growth in the quarter.
  The company provided initial full-year 2011 non-GAAP EPS guidance of $2.55 to $2.65. Including specified items estimated at $0.27 per share, GAAP EPS guidance is $2.28 to $2.38.

(1)See “Non-GAAP Financial Measures” and the reconciliation of GAAP and non-GAAP results included in this release.

“We concluded the year on a strong note reporting record sales and earnings for 2010,” said Chief Executive Officer Stephen W. Golsby. “The year unfolded as expected with Asia and Latin America continuing to deliver double-digit sales growth and the North America/Europe segment growing in the low single-digits. In order to drive sustainable growth, we met our commitment to increase investment in demand-generation activities and our research and development capabilities. During 2010, we introduced several important product and packaging innovations that will give us momentum this year. Other accomplishments of note include geographic expansion in China; investments in Brazil, Russia, India and the Middle East; a record level of productivity, which helped offset the impact of higher commodity costs; and significant progress on our transition to a new shared service provider and our own IT platform. Our strong performance is evidence of the effectiveness of our growth strategy, and we expect that 2011 will be another successful year for Mead Johnson.”

Fourth Quarter Results

Net sales for the fourth quarter of 2010 totaled $803.7 million, up 13 percent from $714.4 million a year earlier. Sales benefited 7 percent from volume, 4 percent from price and 2 percent from foreign exchange. Earnings before interest and income taxes (EBIT) totaled $146.6 million, up from $113.0 million in 2009. EBIT in the fourth quarter of 2010 was adversely affected by higher commodity and shared service overlap costs. The fourth quarter of 2010 includes $28.1 million of specified items largely relating to IT separation costs. The fourth quarter of 2009 included $54.2 million of specified items consisting of legal, severance, IT separation and IPO-related costs.

Net earnings attributable to shareholders for the fourth quarter of 2010 totaled $99.6 million, or $0.48 per diluted share, compared with $64.0 million, or $0.31 per diluted share, for the prior-year period. Results for 2010 benefited from lower interest expense and a lower effective tax rate compared with the year-ago fourth quarter.

On a non-GAAP basis, which excludes the specified items noted above, net earnings attributable to shareholders totaled $116.5 million, or $0.57 per diluted share, for the fourth quarter of 2010, compared with net earnings attributable to shareholders of $99.4 million, or $0.48 per diluted share, for the same quarter a year earlier.

Fourth Quarter Segment Results

The Asia/Latin America segment had net sales of $509.7 million for the fourth quarter of 2010, up 20 percent from $425.4 million in 2009. Sales benefited 10 percent from volume, 7 percent from price and 3 percent from foreign exchange. EBIT totaled $154.1 million, up 11 percent compared with $138.5 million for the year-ago fourth quarter. Segment sales were driven by particularly strong performance in China and Hong Kong, as well as in Latin America. The increase in EBIT was due to higher sales, partially offset by higher commodity costs and demand-generation investments along with sales force additions, primarily in China and Brazil.

The North America/Europe segment reported net sales of $294.0 million for the fourth quarter of 2010, up 2 percent from $289.0 million in 2009, all driven by volume. The segment benefited from an increase in sales due to share gains driven by new products and a competitor’s temporary product recall in the United States. EBIT totaled $85.0 million compared with $81.3 million in the fourth quarter a year ago.

Full-Year 2010 Results

For the year ended Dec. 31, 2010, net sales totaled $3,141.6 million, up 11 percent from $2,826.5 million for 2009. Sales benefited 5 percent from volume, 4 percent from price and 2 percent from foreign exchange. EBIT increased to $682.9 million, up from $679.6 million a year earlier. Net earnings attributable to shareholders for 2010 totaled $452.7 million, up 13 percent from $399.6 million in 2009. The year benefited from strong sales growth, lower interest expense and a reduced effective tax rate, which were largely offset by continued investment in demand-generation activities, higher commodity costs, the impact of the January 2010 devaluation of the Venezuela bolivar and the shared service cost overlap. Results for 2010 include $71.4 million of specified items, primarily IT separation costs. Results for 2009 included $81.1 million of specified items, consisting of IPO-related, severance, IT separation and legal costs and settlements, as well as a gain on an asset sale. Earnings per diluted share for 2010 were $2.20 compared with $1.99 in 2009.

On a non-GAAP basis, which excludes the above-mentioned specified items, net earnings attributable to shareholders totaled $498.2 million, or $2.42 per diluted share, in 2010, compared with $456.3 million, or $2.23 per diluted share, in 2009.

Outlook for 2011

“As we look ahead, we expect to report another year of solid sales and earnings growth,” Mr. Golsby said. “We are initiating 2011 non-GAAP EPS guidance in the range of $2.55 to $2.65, up from $2.42 per share in 2010.”

Key assumptions underlying non-GAAP guidance include a net sales increase of 7 percent to 8 percent, excluding the effect of foreign exchange; higher raw material and packaging costs, offset by continued productivity gains and pricing; increasing investments in demand-generation activities and continued expansion in developing markets; an approximately $15 million increase in non-cash compensation expense for performance-based equity awards; approximately $10 million of incremental depreciation and amortization and an effective tax rate between 28 percent and 29 percent.

Conference Call Scheduled

The company will host a conference call at 8:30 a.m. CST today during which company executives will review fourth quarter financial results and respond to questions from analysts and investors. The call will be broadcast over the Internet at meadjohnson.com. To listen to the call, go to the Web site at least 15 minutes before the call and click on the Investors tab. Security analysts and investors wishing to participate by telephone should call 1-866-700-0133, pass code: Mead Johnson. Callers outside of North America should call +1-617-213-8831 to be connected. A replay of the conference call will be available through midnight Thursday, Feb. 3, 2011, by calling 1-888-286-8010 or outside of North America by calling +1-617-801-6888, pass code: 97740224. The replay will also be available at meadjohnson.com.

Forward-Looking Statements

Certain statements in this news release are forward looking as defined in the Private Securities Litigation Reform Act of 1995. These statements, which are identified by words such as “expects,” “intends” and “believes,” involve certain risks, uncertainties and assumptions that may cause actual results to differ materially from expectations as of the date of this news release. These risks include, but are not limited to: (1) the ability to sustain brand strength, particularly the Enfa family of brands; (2) the effect on the company’s reputation of real or perceived quality issues; (3) the adverse effect of commodity price increases; (4) increased competition from branded, private label, store and economy-branded products; (5) the effect of an economic downturn on consumers’ purchasing behavior and customers’ ability to pay for product; (6) inventory reductions by customers; (7) the adverse effect of changes in foreign currency exchange rates; (8) legislative, regulatory or judicial action that may adversely affect the company’s ability to advertise its products or maintain product margins; (9) the possibility of changes in the Women, Infant and Children (WIC) program, or increases in levels of participation in WIC; (10) business disruption due to a systems failure during the transition to a stand-alone IT platform; and (11) the ability to develop and market new, innovative products. For additional information on these and other factors, see the risk factors identified in the company’s periodic reports, including the annual report on Form 10-K for 2009, quarterly reports on Form 10-Q and current reports on Form 8-K, filed with, or furnished to, the Securities and Exchange Commission, available upon request or at meadjohnson.com. The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

About Mead Johnson

Mead Johnson, a global leader in pediatric nutrition, develops, manufactures, markets and distributes more than 70 products in 60 markets worldwide. The company’s mission is to nourish the world’s children for the best start in life. The Mead Johnson name has been associated with science-based pediatric nutrition products for over 100 years. The company’s “Enfa” family of brands, including Enfamil® infant formula, is the world’s leading brand franchise in pediatric nutrition. For more information, go to meadjohnson.com

MEAD JOHNSON NUTRITION COMPANY
CONSOLIDATED STATEMENTS OF EARNINGS
(Dollars and shares in millions, except per share data)
(UNAUDITED)

	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009
NET SALES	$803.7	$714.4	$3,141.6	$2,826.5
COST OF PRODUCTS SOLD	302.8	246.4	1,149.6	974.7

GROSS PROFIT	500.9	468.0	1,992.0	1,851.8

EXPENSES:
SELLING, GENERAL AND ADMINISTRATIVE	218.5	183.1	762.7	665.3
ADVERTISING AND PROMOTION	112.0	119.2	438.7	401.9
RESEARCH AND DEVELOPMENT	20.2	20.6	78.5	71.9
OTHER EXPENSES/(INCOME)—NET	3.6	32.1	29.2	33.1

EARNINGS BEFORE INTEREST AND INCOME TAXES	146.6	113.0	682.9	679.6

INTEREST EXPENSE—NET	12.9	17.3	48.6	92.6

EARNINGS BEFORE INCOME TAXES	133.7	95.7	634.3	587.0
PROVISION FOR INCOME TAXES	32.9	28.5	176.1	176.4

NET EARNINGS	100.8	67.2	458.2	410.6
Less Net Earnings attributable to noncontrolling interests	1.2	3.2	5.5	11.0

NET EARNINGS ATTRIBUTABLE TO SHAREHOLDERS	$99.6	$64.0	$452.7	$399.6

Earnings per Share – Basic
Net Earnings attributable to shareholders	$0.49	$0.31	$2.20	$1.99

Earnings per Share – Diluted
Net Earnings attributable to shareholders	$0.48	$0.31	$2.20	$1.99

Weighted Average Shares	204.7	204.5	204.7	200.6

Dividends declared per Share	$0.225	$0.20	$0.90	$0.70

MEAD JOHNSON NUTRITION COMPANY
CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2010 AND 2009
(Dollars and shares in millions, except per share data)
(UNAUDITED)

	December 31,
	2010	2009
ASSETS
CURRENT ASSETS:
Cash and Cash Equivalents	$595.6	$561.1
Receivables—net of allowances of $8.3 and $6.2, respectively	352.0	317.6
Note Receivable	—	30.0
Inventories	356.7	309.9
Deferred Income Taxes—net of valuation allowance	97.9	89.4
Income Taxes Receivable	15.6	5.6
Prepaid Expenses and Other Assets	31.2	22.5

Total Current Assets	1,449.0	1,336.1
Property, Plant, and Equipment—net	550.5	501.4
Goodwill	117.5	117.5
Other Intangible Assets—net	80.3	50.5
Deferred Income Taxes—net of valuation allowance	13.4	16.0
Other Assets	82.4	48.8

TOTAL	$2,293.1	$2,070.3

LIABILITIES AND EQUITY (DEFICIT)
CURRENT LIABILITIES:
Short-Term Borrowings	$1.2	$120.0
Accounts Payable	365.8	361.3
Dividends Payable	46.3	41.0
Accrued Expenses	208.7	206.6
Accrued Rebates and Returns	278.9	268.2
Deferred Income—current	37.0	19.9
Income Taxes—payable and deferred	38.2	83.2

Total Current Liabilities	976.1	1,100.2
Long-Term Debt	1,532.5	1,484.9
Deferred Income—noncurrent	2.1	2.8
Deferred Income Taxes—noncurrent	42.6	5.1
Pension, Post Retirement and Post Employment Liabilities	71.7	123.6
Other Liabilities	26.4	18.0

Total Liabilities	2,651.4	2,734.6
COMMITMENTS AND CONTINGENCIES
EQUITY (DEFICIT)
Shareholders’ Equity
Common Stock, $0.01 par value: 4,200 authorized, 204.8 and 204.5 issued, respectively	2.0	2.0
Additional Paid-in (Distributed) Capital	(775.6)	(797.4)
Retained Earnings	474.0	206.1
Treasury Stock—at cost	(3.2)	—
Accumulated Other Comprehensive Income (Loss)	(64.6)	(85.6)

Total Shareholders’ Equity (Deficit)	(367.4)	(674.9)
Noncontrolling Interests	9.1	10.6

Total Equity (Deficit)	(358.3)	(664.3)

TOTAL	$2,293.1	$2,070.3

MEAD JOHNSON NUTRITION COMPANY
CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 2010, 2009, AND 2008
(Dollars in millions)
(UNAUDITED)

	December 31,
	2010	2009	2008
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Earnings	$458.2	$410.6	$401.0
Adjustments to Reconcile Net Earnings to Net Cash Provided by Operating Activities:
Depreciation and Amortization	64.7	58.9	52.1
Stock-Based Compensation Expense	19.7	17.7	9.2
Deferred Income Tax	19.2	(20.5)	6.0
Gain on Sale of Intangible Assets	—	(11.9)	—
Exchange Loss from Devaluation	8.5	—	—
Other	6.9	1.1	0.5
Change in Assets and Liabilities:
Receivables	(34.8)	(31.8)	(0.9)
Inventories	(40.4)	45.9	(79.9)
Accounts Payable	78.6	19.3	47.0
Accrued Expenses	11.4	60.1	54.1
Accrued Rebates and Returns	9.8	13.7	(5.9)
Income Taxes Payable	(69.5)	37.5	4.4
Pension and Other Post Retirement Benefits Contributions	(55.5)	(27.2)	—
Prepaid Expenses and Other Assets	(3.8)	(6.3)	—
Deferred Income	15.6	(9.9)	1.9
Other Liabilities	25.6	19.4	(0.5)

Net Cash Provided by Operating Activities	514.2	576.6	489.0

CASH FLOWS FROM INVESTING ACTIVITIES:
Payments for Capital Expenditures	(172.4)	(95.8)	(81.1)
Proceeds from Sale of Property, Plant and Equipment	3.3	2.6	1.7
Proceeds from Sale of Intangible Asset	—	11.9	—
Investment in Other Companies	(5.5)	—	—

Net Cash Used in Investing Activities	(174.6)	(81.3)	(79.4)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from Short-term Borrowings	134.7	200.0	—
Repayments of Short-term Borrowings	(253.5)	(80.0)	—
Payment for Capital Lease Termination	(47.0)	—	—
Cash Dividends Paid	(179.6)	(102.3)	—
Issuance of Stock for Stock-Based Compensation	2.1	—	—
Treasury Stock Purchases	(2.0)	—	—
Termination of Interest Rate Swaps	15.6	—	—
Proceeds from Initial Public Offering, net of offering costs	—	782.3	—
Repayment of Related Party Debt and Lease	—	(2,348.1)	—
Promissory Note from BMS	30.0	(30.0)	—
Net Transfers (to) from BMS, excluding non-cash items	—	137.7	(397.9)
Long-term Debt Borrowings, net of original issue discount	—	1,495.3	—
Distributions to Noncontrolling Interests	(6.7)	(5.8)	(11.7)

Net Cash Provided by (Used in) Financing Activities	(306.4)	49.1	(409.6)
Effects of Changes in Exchange Rates on Cash and Cash Equivalents	1.3	16.7	—

NET INCREASE IN CASH AND CASH EQUIVALENTS	34.5	561.1	—
CASH AND CASH EQUIVALENTS:
Beginning of Year	561.1	—	—

End of Year	$595.6	$561.1	$—

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Noncash Financing Activities—Related Party Debt Issuance/(Reduction)	$—	$(250.0)	$2,000.0

MEAD JOHNSON NUTRITION COMPANY
SUPPLEMENTAL FINANCIAL INFORMATION
(Dollars in millions)
(UNAUDITED)
				% Change Due to
	Three Months Ended December 31,					Foreign
	2010	2009	% Change	Volume	Price	Exchange
Net Sales
Asia/Latin America	$509.7	$425.4	20%	10%	7%	3%
North America/Europe	294.0	289.0	2%	2%	0%	0%
Total	$803.7	$714.4	13%	7%	4%	2%

Earnings Before Interest and Income Taxes
Asia/Latin America	$154.1	$138.5	11%
North America/Europe	85.0	81.3	5%
Corporate and Other	(92.5)	(106.8)	-13%
Total	$146.6	$113.0	30%

MEAD JOHNSON NUTRITION COMPANY
SUPPLEMENTAL FINANCIAL INFORMATION
(Dollars in millions)
(UNAUDITED)
				% Change Due to
	Year Ended December 31,					Foreign
	2010	2009	% Change	Volume	Price	Exchange
Net Sales
Asia/Latin America	$1,927.1	$1,625.5	19%	10%	6%	3%
North America/Europe	1,214.5	1,201.0	1%	0%	0%	1%
Total	$3,141.6	$2,826.5	11%	5%	4%	2%

Earnings Before Interest and Income Taxes
Asia/Latin America	$646.1	$577.0	12%
North America/Europe	357.7	391.8	-9%
Corporate and Other	(320.9)	(289.2)	11%
Total	$682.9	$679.6	0%

Non-GAAP Financial Measures

This news release contains non-GAAP financial measures, including non-GAAP EBIT, earnings and earnings per share information. The items included in GAAP measures, but excluded for the purpose of determining non-GAAP EBIT, earnings and earnings per share, are IT separation, initial public offering (IPO) and other costs (Specified Items). In addition, other items include the tax impact on Specified Items, and the number of shares outstanding in 2009 to reflect the increase in shares due to the IPO. Non-GAAP EBIT, earnings and earnings per share information adjusted for these items is an indication of the company’s underlying operating results and intended to enhance an investor’s overall understanding of the company’s financial performance. In addition, this information is among the primary indicators the company uses as a basis for evaluating company performance, setting incentive compensation targets, and planning and forecasting of future periods. This information is not intended to be considered in isolation or as a substitute for financial measures prepared in accordance with GAAP. Tables that reconcile GAAP to non-GAAP disclosure follow:

MEAD JOHNSON NUTRITION COMPANY
RECONCILIATION OF GAAP TO NON-GAAP RESULTS
FOR THE THREE MONTHS ENDED DECEMBER 31, 2010 and 2009
(Dollars in millions, except per share data)
(UNAUDITED)

	Earnings Before Interest and Income Taxes		Net Earnings attributable to shareholders		Earnings per common share-Diluted
	2010	2009	2010	2009	2010	2009
GAAP results	$146.6	$113.0	$99.6	$64.0	$0.48	$0.31
Specified Items:(1)
IT and other separation costs(2)	23.2	9.8
Severance and other costs(3)	0.3	13.1
Legal, settlements and related costs(2,3)	4.6	22.2
IPO-related costs(2)	-	9.1
Specified Items before income taxes	28.1	54.2	28.1	54.2	0.14	0.26
Income tax impact on items above			(10.3)	(18.8)	(0.05)	(0.09)
Write-off of deferred tax asset related to BMS stock options			(0.9)	-	-	-
Non-GAAP results	$174.7	$167.2	$116.5	$99.4	0.57	$0.48

(1)All Specified Items are included in the Corporate and Other segment
(2)Included in Selling, General and Administrative expenses
(3)Included in Other Expenses/(Income)-net

MEAD JOHNSON NUTRITION COMPANY
RECONCILIATION OF GAAP TO NON-GAAP RESULTS
FOR THE YEAR ENDED DECEMBER 31, 2010 and 2009
(Dollars in millions, except per share data)
(UNAUDITED)

	Earnings Before Interest and Income Taxes		Net Earnings attributable to shareholders		Earnings per common share-Diluted
	2010	2009	2010	2009	2010	2009
GAAP results	$682.9	$679.6	$452.7	$399.6	$2.20	$1.99
Specified Items:(1)
IT and other separation costs(2)	57.1	19.2
Severance and other costs(3)	5.1	25.3
Legal, settlements and related costs(2,3)	9.2	17.5
IPO-related costs(2)	-	31.0
Gain on asset sale(3)	-	(11.9)
Specified Items before income taxes	71.4	81.1	71.4	81.1	0.35	0.40
Income tax impact on items above			(25.9)	(24.4)	(0.13)	(0.12)
Effect of newly issued shares(4)					-	(0.04)
Non-GAAP results	$754.3	$760.7	$498.2	$456.3	$2.42	$2.23

(1)All Specified Items are included in the Corporate and Other segment
(2)Included in Selling, General and Administrative expenses
(3)Included in Other Expenses/(Income)-net
(4)Prior to Feb. 10, 2009, there were 170.0 million shares of common stock outstanding. The company issued an additional 34.5 million shares of common stock in the IPO.

CONTACT:
Mead Johnson Nutrition Company
Investors:
Kathy MacDonald, (847) 832-2182
kathy.macdonald@mjn.com
or
Media:
Christopher Perille, (847) 832-2178
chris.perille@mjn.com